We consent to the incorporation by reference in this registration
statement of Checkpoint Systems, Inc. (the "Company") on Form S-8 (No. 333-    )
of our report, dated February 13, 1998, on our audit of the consolidated financial statements and financial statement schedules of the Company as of December 28, 1997 and December 29, 1996, and for each of the three years in the periods ended December 27, 1997, December 29, 1996 and December 31, 1995, which report is included in the Company's Annual Report on Form 10-K for the year ended December 28, 1997.


/s/ PricewaterhouseCoopers LLP
---------------------------------
Philadelphia, Pennsylvania
January 7, 1999